EXHIBIT 99.1

                    Certain Factors to Consider in Connection
                         with Forward-Looking Statements

                                  December 2000

      From time to time, Phoenix Gold International, Inc., (the "Company"), through its management, may make forward-looking public statements with respect to the Company regarding, among other things, expected future revenues or earnings, projections, plans, future performance, product development and commercialization, and other estimates relating to the Company's future operations. Forward-looking statements may be included in reports filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in press releases or in oral statements made with the approval of an authorized executive officer or director of the Company. The words or phrases "will likely result," "are expected to," "intends," "is anticipated," "estimates," "projects" or similar expressions are intended to identify "forward-looking statements" within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended, as enacted by the Private Securities Litigation Reform Act of 1995.

      Forward-looking statements are subject to a number of risks and uncertainties. The Company cautions you not to place undue reliance on its forward-looking statements which speak only as of the date on which they are made. The Company's actual results may differ materially from those described in the forward-looking statements as a result of various factors, including those listed below. The Company does not intend to update its forward-looking statements.

      Pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company hereby files the following cautionary statements identifying certain factors that could cause its actual results to differ materially from those described in its forward-looking statements.

      COMPETITION. The market for the Company's products is served by many domestic and international companies and is intensely competitive, highly fragmented and rapidly changing. Some of the Company's competitors have significantly greater financial and technical resources than the Company and may offer lower prices on competing products. There can be no assurance that other companies, including those with greater resources than the Company, will not seek to compete with the Company using the same means of distribution or that in the face of such competition the Company will be able to maintain its current market share or rate of growth.

      In its accessories line, the Company competes with other manufacturers and distributors, as well as with consumer electronics equipment manufacturers that market their own lines of accessories. The Company competes with audio electronics and speaker manufacturers that market their products primarily through specialty dealer networks and mass merchandise retail stores. There can be no assurance that the Company will be able to compete successfully by introducing products or performance features on a timely basis or by adding new features to its products while limiting price increases. Increased competition could result in product price reductions, reduced margins and loss of market share, all of which could materially adversely affect the Company's financial condition and results of operations.


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      POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS AND SEASONALITY. The Company's
quarterly results of operations are difficult to predict and may fluctuate significantly from quarter to quarter. The Company's results of operations are
principally   affected  by  the  seasonality  of  the  car  audio   aftermarket.
Historically, the Company's net sales have been greater during the third (April through June) and fourth (July through September) quarters of the Company's fiscal year than during the first two fiscal quarters. Due to the seasonality of its business, the Company's quarterly results of operations may not necessarily be indicative of its results of operations for the year.

      The Company's results of operations may also fluctuate on a quarterly basis because of changes in general economic conditions, the size and timing of product orders and shipments, the introduction of new products and product enhancements by the Company and its competitors, the timing of operating expenditures and the risks inherent in international operations such as changes in demand resulting from fluctuations in interest and exchange rates, changes in trade policies, changes in tariff regulations and economic conditions in other countries, among other factors. A significant portion of the Company's manufacturing and operating expenses are relatively fixed in nature and planned expenses are based primarily on sales forecasts. If net sales do not meet the Company's expectations, operating results could be materially adversely affected if the Company is unable to adjust operating expenses quickly enough to compensate for a revenue shortfall. In addition, as a strategic response to a changing competitive environment, the Company may make certain pricing, product or marketing decisions that could have a material adverse effect on the Company's quarterly results of operations.

      ADVERSE EFFECT OF REDUCED DISCRETIONARY CONSUMER SPENDING. Consumer purchases of accessories, electronics and speakers are highly discretionary. The success of the Company is influenced by a number of economic factors affecting disposable income such as employment levels, business conditions, and interest and tax rates. Adverse changes in these economic factors, among others, may cause consumers to reduce their discretionary spending, thereby adversely affecting the Company's results of operations and growth.

      DEPENDENCE ON A SIGNIFICANT CUSTOMER. The loss of Bose Corporation ("Bose") as a customer or any significant portion of Bose orders could have a material adverse effect on the Company's business, results of operations and financial condition. Bose accounted for 10.8% of the Company's net sales during the year ended September 30, 2000. The Company entered into its present purchase agreement with Bose in 1997 which does not contain minimum or scheduled purchase requirements. Therefore, purchase orders by Bose may fluctuate significantly from quarter to quarter over the term of the agreement. The purchase agreement was extended beyond its scheduled expiration date of December 31, 1999 to March 31, 2001. The Company and Bose are currently negotiating a new purchase agreement. There can be no assurance that the Company will be able to negotiate a purchase agreement with Bose on acceptable terms or that purchases will be made by Bose under any agreement.

      NEED FOR INTRODUCTION OF NEW PRODUCTS AND PRODUCT ENHANCEMENTS. The market for the Company's products is characterized by rapid technological change and the need for frequent introduction of new products and models. The Company's success depends in part upon its ability to maintain and enhance its products and to develop and introduce new products that keep pace with technological developments, respond to evolving customer preferences and requirements and achieve market acceptance. Any failure by the Company to anticipate or respond adequately to technological developments and customer requirements, or any


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significant delays in product development or introduction, could have a material adverse effect on the Company's financial condition and results of operations.

      The success of product enhancements and new products depends on a variety of factors, including product selection, timely completion of product design, efficient implementation of manufacturing and assembly processes and effective sales and marketing. In addition, dealers may be reluctant to sell new Company products for a number of reasons, including loyalty to competing products.

      DEPENDENCE ON SUPPLIERS. The Company is dependent on a number of suppliers for raw materials, components, a small number of subassemblies, and certain finished goods. Certain of these materials, components, subassemblies and finished goods are obtained from a single supplier or a limited number of suppliers. The Company has no long-term contracts with any suppliers. Component or raw materials shortages, production delays, work stoppages or quality control issues experienced by these suppliers or any other circumstances resulting in any of those suppliers ceasing to supply the Company could have a material adverse impact on the Company's financial condition and results of operations. While the Company has not experienced significant shortages in the supply of raw materials, components, subassemblies and finished goods in the past, there is no assurance that supply shortages will not occur in the future. The loss of certain suppliers or delays in shifting to new suppliers could result in manufacturing or shipping delays, which could have a material adverse effect on the Company's results of operations.

      CONTROL BY CURRENT SHAREHOLDERS. Keith A. Peterson, the Company's Chairman, President and Chief Executive Officer, and Timothy G. Johnson, the Company's Executive Vice President and Chief Operating Officer, beneficially own approximately 68% of the Company's outstanding common stock. They have the power to control the vote on most issues submitted to the Company's shareholders, including the election of the Company's directors and approval or disapproval of fundamental corporate changes such as mergers, dissolution and changes in control. As shareholders, Messrs. Peterson and Johnson may act in their own self-interest with respect to, among other things, the voting or disposing of their shares of Company common stock. This concentration of ownership may also have the effect of delaying or preventing a change in control of the Company.

      HIGH INVENTORY REQUIREMENTS. In order to meet its dealers' needs for quick delivery, the Company carries substantial amounts of inventory. This requirement increases the Company's financing requirements and the risk of inventory obsolescence. Although costs associated with inventory obsolescence have historically been immaterial, there can be no assurance that the risks associated with maintaining these levels of inventory will not have a material adverse effect on the Company's results of operations.

      SUBSTANTIAL INTERNATIONAL OPERATIONS. International sales accounted for 25.8% and 27.1% of the Company's net sales in fiscal years 2000 and 1999, respectively. Gross margins for international sales are generally lower than for domestic sales. Several of the Company's significant suppliers are also located overseas. Transactions with foreign suppliers and customers are subject to the risks of international trade, such as lengthy shipping times, tariff regulations, actions by foreign custom officials, changes in trade policies, foreign currency fluctuations and political instability. In addition, a decrease in the value of a country's currency in relation to the United States dollar would have the effect of raising the price of the Company's products in that country and could cause consumers in that country to shift discretionary


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spending to other products or to competitors'  products manufactured outside the
United States. Increased duties could also increase the cost of the Company's products sold in international markets.

      DEPENDENCE ON KEY EMPLOYEES. The Company is dependent on the continued services of Messrs. Peterson and Johnson, and certain other key management personnel. Although the Company has obtained "key man" insurance of $1.5 million with respect to Mr. Peterson, the loss of his services or the services of one or more other key personnel could have a material adverse effect on the Company. The Company has no employment agreements with any of its key personnel. There can be no assurance that the Company will be successful in attracting and retaining the personnel it requires to develop, manufacture and market its products or expand its operations.

      NEED TO PROTECT INTELLECTUAL PROPERTY. The Company's future success will depend in part on its intellectual property. The Company seeks to defend its intellectual property rights, but its actions may not adequately protect the rights covered by its trademarks and other proprietary rights, and prosecution of the Company's claims could be time-consuming and costly. In addition, the intellectual property laws of some foreign countries do not protect the Company's proprietary rights as do the laws of the United States. Despite the Company's efforts to protect its intellectual property, third parties may obtain, disclose or use the Company's proprietary information or assets without its authorization. Such disclosure could adversely affect the Company's business.

       ENVIRONMENTAL REGULATION. Although the Company attempts to avoid using materials and manufacturing processes that create hazardous wastes, it, like manufacturers of similar products, is subject to a number of Federal and state environmental statutes and regulations. Although the Company believes it complies with all applicable environmental requirements, there can be no assurance that its manufacturing operations do not, or will not in the future, violate such requirements or that compliance with such requirements will not involve substantial cost or have a material adverse effect on the Company's financial condition or results of operations.

       DELISTING OF COMMON STOCK. The continued inclusion and listing of the Company's Common Stock on The NASDAQ SmallCap Market is subject to certain conditions. On November 24, 2000, The NASDAQ Stock Market, Inc. notified the Company that its Common Stock had failed to maintain a minimum market value of public float of $1,000,000 over the last 30 consecutive trading days as required for continued listing on The NASDAQ SmallCap Market. The Company was provided until February 22, 2001 to regain compliance with this rule or request a hearing with the NASDAQ Listing Qualifications Panel.

       If the Company's Common Stock is delisted from The NASDAQ SmallCap Market, then the Common Stock would be traded in the over-the-counter market and any broker or dealer effecting a purchase or sale of unlisted Common Stock would be required to comply with the "penny stock" rules set forth in Section 15(g) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, unless the transaction is otherwise exempt pursuant to specified exemptions contained in such rules. The "penny stock" rules require that, prior to the transaction, the broker or dealer has (i) approved the prospective investor's account for the transaction in "penny stock" in accordance with specified procedures and (ii) received from the investor a written agreement to the transaction setting forth the identity an quantity of the "penny stock" to be purchased. These requirements may


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significantly adversely affect the liquidity of and market for the Common Stock.
In addition, the over-the-counter market is characterized as volatile in that securities traded in such market are subject to substantial and sudden price increases and decreases and at times price (bid and asked) information for such securities may not be available. In addition, when there are only one or two market makers (a dealer holding itself out as ready to buy and sell the securities on a regular basis), there is a risk that the dealer or group of dealers may control the market in the security and set prices that are not based on competitive forces and the bid and asked quotations of the securities traded in the over-the-counter may not be reliable.



















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